Exhibit 10.35

March 24, 2003

Tony Shakib
2757 Lylewod Drive
Pleasanton, CA 94588

Dear Tony:

On behalf of Centillium Communications, Inc. (the "Company"), I am pleased to offer you the position of General Manager, Vice President, Access Group. You will be reporting to Faraj Aalaei, Chief Executive Officer. Since it is contemplated that you would become an executive officer of the Company, this position and all of the provisions of this letter are conditioned upon and subject to the formal approval of the Company's Board of Directors (the "Board"), notwithstanding anything to the contrary and notwithstanding your possible starting employment with the Company in advance of such approval. It is our desire that upon approval of the Board, you and the Company will enter into agreements which memorialize the terms that have been approved by the Board.

You will be paid a salary of $225,000 (Two hundred twenty-five thousand dollars) annually. Your salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). In addition, you are eligible for a recurring annual bonus up to a maximum of 50% of your base salary, or $112,500 (One hundred twelve thousand, five hundred) based upon the achievement of certain performance objectives, which will be mutually determined within 30 days of your start date, according to the specific terms in a definitive agreement. Your 2003 bonus will be prorated based on the number of calendar days in 2003 that you are a full-time employee of the Company divided by 365. Your 2003 bonus is payable in January, 2004 according to the Company's bonus policies. You are guaranteed that $50,000 of your 2003 bonus will be paid to you after six (6) months of service, provided you are a full-time employee in good standing on the six month anniversary of your employment. You will accrue 3.69 hours vacation/personal time per pay period, totaling twelve days paid vacation annually. Your salary will be paid on a bi-weekly basis. All Company benefits begin on the 1st day of the month following your start date.

Like all of us at Centillium Communications, Inc., you will be required to sign the Company's standard Invention Assignment and Confidentiality Agreement. Your offer is contingent upon your agreement that you will not, during and after your employment with Centillium Communications, Inc., improperly use or disclose proprietary information or trade secrets of any former or concurrent employer or other person or entity, and that you will not bring onto the premises of Centillium Communications, Inc., any unpublished document or proprietary information belonging to any such employer, person, or entity, unless consented to in writing by such employer, person, or entity.

It will be recommended to the Company's Board of Directors that you be eligible to participate in the Centillium Communications, Inc. Stock Option Program. Subject to this approval and as more fully set forth in a definitive agreement to be provided, you will be granted an option to purchase 250,000 (Two hundred fifty thousand) shares of the Company's Common Stock at an exercise price equal to the fair market value at the close of the NASDAQ market on the date your options are granted by the Board of Directors. These options will be divided into two separate grants.

  The First Option Grant will be to purchase 200,000 (Two hundred thousand) shares of the Company's Common Stock. 25% of this First Option Grant will vest on the one year anniversary of your employment and 1/48 of the grant will vest each month thereafter.
  The Second Option Grant will be to purchase 50,000 (Fifty thousand) shares of the Company's Common Stock. The Second Option Grant will vest 100% on the five year anniversary or your employment. If you meet certain Option Grant Milestones to be mutually agreed upon within 30 days after your start date and prior to the granting of this Second Option Grant, and if these Milestones are met prior to the first anniversary of your employment, then 100% of this Second Option Grant shall vest upon completion of the Milestones.

If Centillium Communications, Inc. is i) acquired, merged, or a significant change of control occurs and within eighteen months after such event, your employment is terminated by the Company without cause or you resign from the Company as a result of a) your job responsibilities being significantly reduced, b) reduction by the Company of your base compensation or c) you are required to move to a location which is more than fifty (50) miles from your job location prior to the occurrence of the event in (i) above, then you and the Company agree that:

  The vesting of your First Option Grant of 200,000 stock options would be accelerated by one full year,
  If you have been employed by the Company for less than one year, you would receive three months base salary and if you have been a full-time employee of the Company for a period of one to two years inclusive, you would receive six months base salary and if you have been a full-time employee of the Company for more than two years of service, you would receive one year of base salary.

Your acceptance of this offer represents the sole agreement between you and Centillium Communications, Inc. No prior promises, representations or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this letter. Centillium Communications is an "at-will" employer which means that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or employee, with or without notice.

This offer is valid until 5:00pm on Friday, 3/28/2003. Please indicate your acceptance and start date by signing and returning this letter. For your convenience, you may fax a signed copy to the following confidential fax machine:

510-771-3697.

Sincerely,

/s/ Faraj Aalaei
Faraj Aalaei
Chief Executive Officer

The foregoing terms and conditions are hereby accepted:

Cc: Human Resources

Intended Start Date: 03/25/2003

Signed: /s/ Tony Shakib
                    Tony Shakib

Date: 03/25/2003